Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-11503, No. 333-91531, No. 333-100038, No. 333-100039, and No. 333-110784) and on Form S-3 (No. 333-110795) of LSI Industries Inc. of our report dated April 10, 2006 (except as to Note 13 dated 9/8/06) relating to the balance sheet of Saco Technologies Inc. as at December 31, 2005 and the statement of operations, retained earnings, cash flow and related footnotes and opinion of for the period then ended, included in this Current Report on Form 8-K/A of LSI Industries Inc. filed on or about September 8, 2006.

/s/ Leonardo Oppedisano

OPPEDISANO CONSULTANTS

Dorval, Quebec

September 8, 2006